Exhibit 99.1

AITX’s RAD Announces First Paid Analytic based on Vast Improvements in Its Firearm Detection Speed & Accuracy

Enhanced AI Software Set and Double Authentication Feature Released to Revolutionize Security and Safety

Detroit, Michigan, May 28, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is pleased to announce significant enhancements in the performance and reliability of its firearm detection AI analytics. These improvements will be incorporated into RAD’s popular line of security devices, including ROSA™, RIO™, AVA™, and RADDOG™, and will begin shipping in June.

Key features of the upgraded firearm detection system include:

●	Double Authentication: This new feature aims to reduce false positives by ensuring the system only acts upon true positives, enhancing overall reliability.

●	Enhanced Performance: The updated software provides superior accuracy and faster response times, ensuring more effective threat detection and mitigation.

“Continually improving our AI both at the edge and in the cloud is crucial for staying ahead of potential threats and ensuring public safety,” said Steve Reinharz, CEO/CTO of AITX and RAD. “We are leaning into this technology in a big way. We feel that the existing, limited competition combined with a great need, makes this worthy of investment.”

The Company noted that its verified firearm detection analytic will be charged at an extra cost to ROSS™ and RAD’s physical product line, making it the first analytic to earn the Company additional revenue. Pricing details will be made available to RAD’s dealer channel and clients upon request.

Troy McCanna, RAD’s Chief Security Officer and former FBI agent, emphasized the importance of proactive security measures, “It’s imperative that schools and corporate campuses regularly review their active shooter security procedures and protocols. RAD’s firearm detection solutions offer a critical layer of protection, enhancing the ability to identify and respond to threats swiftly and effectively.”

RAD devices utilize a sophisticated combination of edge (on-device) technology and cloud-based processing to enhance the reliability of their firearm detection systems. When a potential firearm is detected, the device immediately sends captured images of the suspected firearm to the RAD Cloud for a process called Double Authentication. During this process, the suspected images are meticulously compared against RAD’s extensive and continuously updated library of firearm models.

If the process confirms a true positive, the RAD device at the scene automatically enters a local alert phase, including audible and visual alerts. This action triggers an immediate response protocol, where notifications are swiftly sent to remote monitoring centers and other security personnel, including law enforcement agencies.

RAD’s Double Authentication process significantly enhances the accuracy of the RAD devices, ensuring that only genuine threats are acted upon. By minimizing false alerts, RAD provides a more reliable and effective security solution, safeguarding public safety.

AITX, through its subsidiaries, Robotic Assistance Devices, Inc. (RAD), RAD-R, RAD-M and RAD-G is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz